                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant / /
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
                           Alcide Corporation
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per  Exchange Act  Rules 0-11(c)(1)(ii),  14a-6(i)(1), 14a-6(i)(2)  or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee  computed  on   table  below   per  Exchange   Act  Rules   14a-6(i)(4)
     and 0-11.
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     5) Total fee paid:
        ------------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
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     3) Filing Party:
        ------------------------------------------------------------------------
     4) Date Filed:
        ------------------------------------------------------------------------

                                  ALCIDE CORPORATION
                                8561 154TH AVENUE, NE
                              REDMOND, WASHINGTON 98052
                                 -------------------

                       NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                   OCTOBER 15, 1996

                                 -------------------

To the Stockholders:

    NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Alcide Corporation will be held at The University Club located at 1 West 54th Street, New York, NY on October 15, 1996 at 10:00 a.m.

    (1) To elect five directors of the Board of Directors for the ensuing year;

    (2)  To approve a Stock Option Plan for Nonemployee Directors;

    (3) To ratify the selection of Arthur Andersen LLP as the Company's independent auditors for the fiscal year ending May 31, 1997; and

    (4) To transact such other business as may properly come before the meeting or any adjournment thereof.

    The Board of Directors has designated the close of business on August 27, 1996 as the record date for determination of stockholders of the Company entitled to notice of and to vote at the meeting and any adjournment thereof. The stock transfer books will not be closed. A list of stockholders entitled to vote at the meeting will be available for inspection at the meeting.

    IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. THE BOARD OF DIRECTORS EXTENDS A CORDIAL INVITATION TO ALL STOCKHOLDERS TO BE PRESENT AT THE MEETING. ALL STOCKHOLDERS, WHETHER OR NOT THEY EXPECT TO ATTEND THE MEETING, ARE REQUESTED TO FILL IN, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT IN THE RETURN ENVELOPE PROVIDED AS PROMPTLY AS POSSIBLE. STOCKHOLDERS WHO ATTEND THE MEETING MAY WITHDRAW THEIR PROXIES AND VOTE IN PERSON.


                             By order of the Board of Directors,



                             John P. Richards
                             EXECUTIVE VICE PRESIDENT
                             SECRETARY
Redmond, Washington
August 27, 1996

                                  ALCIDE CORPORATION
                                8561 154TH AVENUE, NE
                              REDMOND, WASHINGTON 98052

                 ---------------------------------------------------

                                   PROXY STATEMENT
                          FOR ANNUAL MEETING OF STOCKHOLDERS

                                   OCTOBER 15, 1996

                                  ------------------

    The accompanying proxy is being solicited on behalf of the Board of Directors of ALCIDE CORPORATION (the "Company"), for use at the Annual Meeting of Stockholders to be held at The University Club located at 1 West 54th Street, New York, NY, on October 15, 1996 at 10:00 a.m. local time. Each stockholder giving such a proxy has the power to revoke the same by written notice to the Secretary of the Company at any time before it is voted. Furthermore, any stockholder giving a proxy may revoke the same prior to its use at the Annual Meeting by attending the meeting and voting in person. Subject to such revocation, properly executed proxies will be voted in the manner directed by such stockholder and, if no direction is made, will be voted in favor of Items 1, 2 and 3. All expenses in connection with the solicitation will be borne by the Company. The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses incurred in connection with forwarding proxies to beneficial owners of shares of the Company's common stock. The Company has retained American Securities Transfer and Trust, Inc. to assist in the solicitation at a cost that is not expected to exceed $10,000 plus reasonable out-of-pocket expenses.

    This Proxy Statement and the accompanying form of proxy are being first mailed or given to the holders of the Company's Common Stock on or about August 27, 1996.

                                  VOTING SECURITIES

    Only stockholders of record at the close of business on August 27, 1996 will be entitled to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote. At the election of directors, each holder of Common Stock (the "Common Stockholder(s)") may cumulate such Common Stockholder's votes and give one nominee a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the Common Stockholder's shares are entitled, or may distribute the Common Stockholder's votes on the same principle among as many nominees as the Common Stockholder sees fit.

    The five nominees who receive the greatest number of votes, present in person or by proxy at the annual meeting, will be elected directors.
Abstentions from voting and broker nonvotes on the election of directors will have no impact on the outcome of this proposal since they have not been cast in favor of any nominee. The affirmative vote of holders of a majority of the shares of common stock present, in person or by proxy and entitled to vote at the annual meeting, is required to approve the Stock Option Plan for Nonemployee Directors and to ratify the independent auditors. Abstention from voting on this matter will have the practical effect of voting against this proposal since shares are present at the meeting and entitled to vote but are not voting in favor of the proposal. Broker nonvotes will have no effect on the outcome of the proposal since they are not considered shares entitled to vote on the proposal.

    On August 1, 1996 there were 2,599,201 shares of Alcide Common Stock outstanding, net of Treasury Stock.

                   SHARE OWNERSHIP BY DIRECTORS, EXECUTIVE OFFICERS
                            AND CERTAIN BENEFICIAL OWNERS

         The following table sets forth certain information regarding the beneficial ownership, as of June 1, 1996, of the Common Stock by (a) each person known by the Board of Directors to beneficially own more than 5% of the outstanding Common Stock; (b) each Director and nominee of Director; (c) each of the executive officers included in the Summary Compensation Table, and (d) all Directors and executive officers as a group.

Name                                           No. of Shares        Percentage
- ----                                           -------------        -----------
                                                Common Stock       Common Stock
                                                ------------       ------------

Thomas L. Kempner                              503,118    (1)         18.0
Loeb Partners Corp.
61 Broadway, 24th Floor
New York, NY  10006
Joseph A. Sasenick                             135,939    (2)          4.9
John P. Richards                                35,000    (3)          1.3
Aaron Stern, M.D., Ph.D.                        31,062    (4)          1.1
G. Kere Kemp, BVSc, MRCVS                       13,250    (5)           .5
William G. Spears                               10,979    (6)           .4
Kenneth N. May, Ph.D.                            1,400                 ---

                                               -------                ----
                        TOTAL                  730,748                26.2
                                               -------                ----
                                               -------                ----

- --------


    (1) Includes an aggregate of 219,663 shares of Common Stock held of record by Loeb Investors Co. V and 26,964 shares of Common Stock held of record by Loeb Investors Co. 105, for which entities Mr. Kempner serves as Managing Partner, and an aggregate of 187,550 shares of Common Stock held in family trusts and other entities, for which entities Mr. Kempner serves as either trustee for the benefit of himself and other Kempner family members or has shared voting and dispositive power. As to 315,639 shares of Common Stock, Mr. Kempner disclaims any beneficial interest. 29,434 shares of Common Stock in the aggregate are owned by him individually.
    Further includes Mr. Kempner's right to acquire 4,275 shares of Common
Stock through the exercise of stock options granted to him as Director's fees. In addition, Loeb Partners Corporation, which entity Mr. Kempner controls, has been granted options to purchase 35,232 shares of Common Stock for services rendered to the Company, all of which options are included in the table. Also includes 25,922 shares of Common Stock issued to Loeb Partners Corporation pursuant to a consulting agreement with the Company.

    (2) Includes 123,000 options to purchase Common Stock granted to Mr. Sasenick either under the Company's Incentive Stock Option Plan or as non-qualified stock options by the Board of Directors. Further includes 46,000 options to purchase Common Stock which were transferred by Mr. Sasenick to trusts for his family for which Mr. Sasenick is Trustee.

    (3) Includes 34,000 options to purchase Common Stock granted to Mr. Richards either under the Company's Incentive Stock Option Plan or as non-qualified stock options by the Board of Directors.

    (4) Includes Dr. Stern's right to acquire 3,866 shares of Common Stock through exercise of stock options granted to him as Director's Fees and 17,196 shares of Common Stock through exercise of stock options granted to him for services rendered to the Company.

    (5) Includes 13,000 options to purchase Common Stock granted to Dr. Kemp under the Company's Incentive Stock Option Plan by the Board of Directors.

    (6) Includes 6,040 shares of Common Stock owned by Mr. Spears individually. Further includes Mr. Spears' right to acquire 4,939 shares of Common Stock through exercise of stock options granted to him as Director's Fees.

                        ITEM 1 - ELECTION OF DIRECTORS

    At the meeting five directors are to be elected to serve until the next Annual Meeting of Stockholders or until their successors are elected and qualified. It is intended that the proxies received will be voted, unless directed otherwise, for the five nominees indicated below. However, should any nominee become unavailable or prove unable to serve for any reason, proxies will be voted for the election of such other person or persons as the Board of Directors may select to replace such nominee. The Board has not been informed that any of the nominees will not be available or will be unable to serve. Directors are elected by a plurality of the votes cast by stockholders entitled to vote at the Meeting. A majority of all stockholders must be present in person or by proxy to constitute a quorum for purposes of holding the Meeting.

    Each person named as a nominee for Director has advised the Company of his willingness to serve if elected. The age of each nominee as of June 1, 1996, his positions with the Company, the year in which he first became a Director of the Company, his business experience during the past five years and other directorships he holds are set forth below.


THOMAS L. KEMPNER, 61 Broadway, New York, NY  10006

    Age 69.  Chairman of the Board of the Company; Director of the Company
since 1983.  Chairman and Chief  Executive Officer of Loeb Partners Corporation,
a private investment banking firm, since 1979.   Presently serves on the Boards
of Directors of The Arlen Corporation; Energy Research Corporation; IGENE Biotechnology, Inc.; Roper Starch Worldwide, Inc.; Intermagnetics General; Silent Radio, Inc.; and Northwest Airlines, Inc.

JOSEPH A. SASENICK, 8561 154th Avenue, NE, Redmond, WA  98052

    Age 56.  President and Chief Executive Officer of the Company since
February 1992; Director of the Company since 1991; President and Chief Operating Officer of the Company from February 1991 to February 1992. Presently serves on the Board of Directors of the Washington Biotechnology and Biomedical Association. Managing Director/Partner of Vista Resource Group from 1988 to February 1991. Previously held top management positions at Abbott Laboratories and The Gillette Company.

WILLIAM G. SPEARS, 45 Rockefeller Plaza, New York, NY  10020

    Age 58. Director of the Company since 1989. Chairman of the Board of Spears, Benzak, Salomon & Farrell, an investment advisory subsidiary of KeyCorp. Presently serves on the Boards of Directors of United HealthCare Corp. and Osborn Communications Corp. Chairman, September 1996, HealthCare Chaplaincy Board of Trustees and Vice Chairman of Quinnipiac Board of Trustees.

AARON STERN, M.D., PH.D., 100 Central Park S., New York, NY  10019

    Age 71. Director of the Company since 1989. Chairman of the Board and Chief Executive Officer of Dr. Aaron Stern, M.D., Ph.D., P.C., a professional corporation; practicing psychoanalyst; corporate consultant; corporate director and Adjunct Professor of Psychology and Psychoanalysis at Columbia University, all of which positions have been held for more than the past five years; Director and Senior Advisor, Tiger Management Corporation.

KENNETH N. MAY, PH.D., 203 McElwee Street, North Wilkesboro, NC  28659

    Age 65. Director of the Company since 1995. Retired in August, 1989 as Chairman, Chief Executive Officer and a director of Holly Farms Foods, Inc., completing 19 years with that company. Previously held positions as Professor of Poultry Science at Mississippi State University and the University of Georgia. Consultant for and director of Hudson Foods, Inc.; technical advisor and consultant to the National Broiler Council on food safety matters. Serves on the Board of Directors of Embrex, Inc. Dr. May has been active in the Poultry Science Association and the National Broiler Council, and has served on various committees for the USDA.

            MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

    The Board of Directors met three times during the fiscal year ended May 31, 1996. Messrs. Kempner, Sasenick, Spears and Stern attended all three meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which they served. Dr. May, who was first elected to the Board of Directors on October 24, 1995, attended two meetings during the time he has been a Director.

    The Company's Board of Directors has Audit, Nominating, Executive and Compensation/Stock Option Committees. Pertinent information relating to each Committee is as follows:

    The Audit Committee recommends to the Board of Directors the selection of the Company's Independent Public Accountants and reviews with such accountants the scope and results of their audit, the scope and results of the Company's internal audit procedures and the adequacy of the Company's system of internal control. In addition, the Committee approves non-audit professional services performed by the Company's Independent Public Accountants and reviews the fees for audit and non-audit services rendered to the Company by the Independent Public Accountants. Audit Committee members during fiscal year 1996 were Thomas L. Kempner, Chairman and Kenneth N. May. The Committee met one time during the fiscal year.

    The Nominating Committee recommends a slate of directors for the ensuing term. Nominating Committee members during fiscal year 1996 were William G. Spears, Chairman, and Thomas L. Kempner. The Committee held discussions at a Board of Directors meeting one time during the fiscal year. No formal procedures have been established for considering nominations by outside stockholders.

    The Executive Committee provides policy guidance to the Company's management on a more frequent basis than practical by assembly of the total Board of Directors. Executive Committee members during fiscal year 1996 were Thomas L. Kempner, Chairman, William G. Spears, Aaron Stern and Joseph A. Sasenick. The Committee met one time during the fiscal year.

    The Compensation/Stock Option Committee approves management contracts, changes in management compensation, management incentive awards and employee stock options. Committee members during fiscal year 1996 were Thomas L. Kempner, Chairman and William G. Spears. The Committee met one time during the fiscal year.

                         REPORT OF THE COMPENSATION COMMITTEE

    Compensation programs at Alcide Corporation are designed to attract, motivate and retain the executive talent needed to optimize shareholder value in a competitive environment. The programs support the goal of increasing shareholder value of the Company by achieving specific financial and strategic objectives.

    Executive compensation programs are designed to provide:

    - levels of base compensation competitive with comparable health care companies;

    - annual incentive compensation that correlates with the financial performance of the Company; and

    - long-term incentive compensation that focuses executive efforts on building shareholder value through meeting longer-term financial and strategic goals.

    In designing and administering its executive compensation program, the Company attempts to strike an appropriate balance among these various elements, each of which is discussed in greater detail below.

BASE SALARY

    Base salary is targeted at the fiftieth percentile level, consistent with comparable companies. Alcide's salary increase program is designed to reflect individual performance consistent with the Company's overall financial performance as well as competitive practice. Annual performance reviews and formal merit increase guidelines determine individual salary increases.

THE MANAGEMENT INCENTIVE PLAN

    The Management Incentive Plan is designed to reward management-level employees for their contributions to corporate and individual results. Payout is made only if the annual operating plan goals are achieved. Each eligible employee's award is expressed as a percentage of the participant's base salary for the Plan year.

    Individual performance is measured against objectives which reflect what executives must accomplish in order for Alcide to meet its annual operating plan. A participant's individual award may vary from zero to 100 percent. For fiscal 1996 the Committee approved bonuses for three participating employees.

TOTAL ANNUAL CASH COMPENSATION (BASE SALARY PLUS BONUS)

    Total cash compensation is set competitively at the fiftieth percentile, consistent with comparable companies, assuming annual operating plans and targets are achieved. Upper-quartile cash compensation can be attained if business results significantly exceed the operating plan.

STOCK OPTION PLAN

    The 1993 Stock Option Plan authorizes the granting of various stock-based incentive awards to key employees of the Company. The plan has been designed to:

    -    link the executive's financial success to that of the shareholders;

    -    encourage and create ownership and retention of the Company's stock;

    -    balance long-term with short-term decision making; and

    - focus attention on building shareholder value through meeting longer-term financial and strategic goals.

COMMITTEE ACTIVITIES

    The following summarizes the Committee's activities:

    - approved the Merit Increase Guidelines, which set salary grades, ranges and increases.
    - reviewed and determined salary increases for each corporate officer based on performance.
    - determined fiscal 1996 management incentive awards based on assessment of executive performance against approved goals.
    -    determined stock option awards to employees.

COMPENSATION OF THE PRESIDENT/CHIEF EXECUTIVE OFFICER

    The CEO received a salary increase of 5% effective September 1, 1996, and a bonus of $150,645. Pursuant to the Alcide Corporation Stock Option Plan, Mr. Sasenick was also awarded options to purchase 5,000 shares of the Company's Common Stock. The Company's performance in Fiscal Year 1996 reflected substantial improvement over prior periods, and results exceeded the aggressive performance goals that had been established.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    No member of the Company's Compensation Committee is an employee of the Company. Mr. Kempner is Chairman of the Board and an outside director and Mr. Spears is an outside director. There are no Compensation Committee interlocks between the company and other entities involving Alcide executive officers or Alcide Board members who serve as executive officers of such other entities.

                                Compensation Committee
                             Thomas L. Kempner, Chairman
                                  William G. Spears

EXECUTIVE COMPENSATION - The following table summarizes compensation earned in fiscal years 1996, 1995 and 1994 by the Chief Executive Officer, Joseph A. Sasenick, and two other most highly paid executive officers, John P. Richards, Executive Vice President, Chief Financial Officer and G. Kere Kemp, Vice President Clinical Research, (the "named officers") in 1996.




                                                  SUMMARY COMPENSATION TABLE

                               Annual Compensation                             Long-Term Compensation
                               -------------------                             ----------------------
                                                                                                 Number of
                                                                                                 Shares
                                                               Other            Value of         Covered
                                                              Annual           Restricted       by Stock      All Other
                                                              Compen-            Stock           Options       Compen-
Name                          Year     Salary       Bonus      sation            Awards          Granted        sation
- ----                          ----     -------      ------    -------          ----------       --------      ---------
Joseph A. Sasenick            1994    $156,250     $77,000      ---               ---            10,000          ---

   President                  1995    $169,125    $135,645      ---               ---            10,000          ---

   Chief Executive Officer    1996    $190,575    $150,645      ---               ---             5,000          ---

John P. Richards              1994     $99,170     $47,500      ---               ---            10,000          ---

   Executive Vice President   1995    $107,225     $70,455      ---               ---            10,000          ---

   Chief Financial Officer    1996    $123,585     $70,455      ---               ---             4,000          ---

G. Kere Kemp                  1994     $78,221     $28,000      ---               ---             7,000          ---

   Vice President             1995     $82,500     $40,425      ---               ---             7,000          ---

   Clinical Research          1996     $88,275     $35,000      ---               ---             3,000          ---


OPTION GRANTS IN THE LAST FISCAL YEAR - The following tables summarizes the named officers' stock option activity during fiscal year 1996.


                                                             Options Granted in Fiscal Year 1996
                                                             -----------------------------------
                           Number of                                                       Potential Gain at Assumed Annual
                             Shares           Percent of                                  Rates of Stock Price Appreciation
                           Covered by        Total Options     Exercise                             for Option Term
                          Stock Options        Granted to      Price Per   Expiration     ----------------------------------
Name                       Granted           Employees          Share        Date             5%                  10%
- ----                      -------------      -------------     ---------   ----------        -----                -----
Joseph  A. Sasenick        10,000                28%           $20.25        2005          $127,351            $322,733

John P.  Richards          10,000                28%           $20.25        2005          $127,351            $322,733

G. Kere Kemp                7,000                20%           $20.25        2005           $89,146            $225,913



                               Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values
                               ---------------------------------------------------------------------------------
                              Number of
                               Shares                      Number of Shares Covered           Value of Un-exercised
                             Acquired on      Value       by Un-exercised Options at         In-the-Money Options at
Name                          Exercise       Realized           May 31, 1996                      May 31, 1996
- ----                          --------       --------    -----------------------------    -----------------------------
                                                         Exercisable    Un-exercisable    Exercisable    Un-exercisable
                                                         -----------    --------------    -----------    --------------
Joseph A. Sasenick             ---            ---        123,000           16,000        $1,938,125        $95,750
John P. Richards               ---            ---         34,000           16,000          $549,250        $95,750
G. Kere Kemp                   ---            ---         13,000           11,000          $187,775        $69,475



                              COMPENSATION OF DIRECTORS

For the fiscal year ended May 31, 1996, outside Directors who do not also benefit from a consulting agreement with the Company received $1,000 cash compensation per Board meeting attended, $6,000 annual cash retainer and an annual grant of stock options having an aggregate exercise price of $25,000. In the past fiscal year this compensation plan applied to Mr. William G. Spears and Dr. Aaron Stern. It did not apply to Mr. Thomas L. Kempner or Dr. Kenneth N. May, both of whom have consulting arrangements with the Company, or to Mr. Joseph A. Sasenick, who received salary as an Officer of the Company.

                              PERFORMANCE GRAPH


    Set forth below is a line graph comparing the performance of the Company's Common Stock during the period May 31, 1991 through May 31, 1996 with the Nasdaq Stock Market Index for U.S. companies and the Nasdaq Stock Market Index for pharmaceutical stocks. The total return indices reflect reinvested dividends and are weighted on a market capitalization basis at the time of each reported data point. The stock price performance depicted in the performance graph shown below is not necessarily indicative of future price performance.

- ----------------------------------------------------------------------------
                  1991      1992       1993      1994      1995      1996
- ----------------------------------------------------------------------------
Alcide            100       118.2      169.7     175.8     208.5     446.1
- ----------------------------------------------------------------------------
NASDAQ            100       117.4      141.2     148.6     176.9     257.1
- ----------------------------------------------------------------------------
Pharm Stock       100       122.0      102.3     93.0      101.8     187.9
- ----------------------------------------------------------------------------

                                EMPLOYMENT AGREEMENTS

     JOSEPH A. SASENICK. Pursuant to an agreement entered into on February 4, 1991 and amended on February 4, 1992, February 4, 1993, February 4, 1994 and August 14, 1995, which can be terminated by the Company for cause and by Mr. Sasenick with 90-days' notice, Mr. Sasenick holds the position of President and Chief Executive Officer, receiving a salary of $190,575 per annum. In addition to the base salary, bonus compensation of 100% of base salary can be earned. The awarding of such bonus shall be at the absolute and sole discretion of the Board of Directors.

     JOHN P. RICHARDS. Pursuant to an agreement entered into on July 29, 1991 and revised January 1, 1993, January 1, 1994 and August 14, 1995, which will expire at the option of either party provided reasonable notice is given, Mr. Richards receives a salary of $123,585 per annum. In addition to base salary, bonus compensation of 100% of base salary can be earned. The awarding of such bonus is dependent on a level of corporate profitability and individual performance.

                                 CERTAIN TRANSACTIONS
                              (A) CONSULTING AGREEMENTS:

    LOEB PARTNERS CORPORATION. During the fiscal year ended May 31, 1996, the Company paid Loeb Partners Corporation $60,000 in cash for executive and management services provided by Mr. Kempner and Mr. Mintz. Mr. Kempner holds approximately 51% of the voting equity of Loeb Holding Corporation, of which Loeb is a 100% wholly-owned operating subsidiary.

    The Company believes that the terms of its consulting agreement with Loeb are at least as favorable to the Company as could have been provided by unaffiliated third parties. The consulting agreement provides the Company with the sole option of paying Loeb either in cash or in stock options for executive services, thus removing any conflict of interest which might have arisen as a consequence of Loeb's direct and indirect stock holding in the Company. Additionally, whenever an issue arose which, in the opinion of a majority of disinterested members of the Board of Directors, presented a potential conflict of interest between Loeb and the Company, Mr. Kempner abstained from voting on such issue.

    KENNETH N. MAY. During the fiscal year ended May 31, 1996, the Company paid Dr. Kenneth N. May 600 shares of Alcide Common stock having an aggregate purchase price of $12,150, plus $24,000 cash for consulting services in the field of pathogen control on poultry and other food products.

    The Company believes that the terms of its consulting agreement with Dr. May are at least as favorable to the Company as could have been provided by unaffiliated third parties.

                       (B) ROYALTY AND CONSOLIDATION AGREEMENT

    The Company has an ongoing obligation pursuant to certain royalty and consolidation agreements to pay to patent holders, some of whom were founders of and early investors in the Company, a royalty of 50% of its license revenues and 8% of its net sales of its covered manufactured products subject to said agreements. As the Company does not presently anticipate entering into sublicense agreements for products requiring royalty payment, its obligation to pay a royalty of 50% of its license revenues should have no material impact on the financial condition of the Company. The Company does anticipate paying a royalty of 8% of the net sales of its products to the extent they are subject to royalty payments, which payments will increase the Company's costs by such amount. Payments have aggregated $2,888,674 since 1983. During fiscal year 1996 and 1995, the amounts indicated below were paid to the following individuals and entities, certain of whose principals were members of the Board:
Old Hill Associates, $60,360 and $80,506; Loeb Investors Co. V., $19,543 and $24,629; Loeb Investors Co. VIII, $729 and $973, respectively.

    Loeb Investors Co. V and Loeb Investors Co. VIII are partners with others in Old Hill Associates. Thomas L. Kempner is the managing partner of both Loeb Investors Co. V and Loeb Investors Co. VIII.

ITEM 2 - PROPOSAL TO APPROVE THE 1996 STOCK OPTION PLAN FOR NONEMPLOYEE
DIRECTORS

    The purposes of the 1996 Stock Option Plan for Nonemployee Directors are to attract and retain the services of experienced and knowledgeable Directors of the Company and to provide an incentive for such Directors to increase their proprietary interest in the Company's long-term success and progress. The Board of Directors is responsible for overall management of the Company, and outside Directors provide valuable services to the Company in that capacity, particularly in the Company's long-range strategic planning. Management believes that the Company must, in order to reward and retain its existing outside Directors, as well as to attract future outside Directors, increase the equity incentives for Nonemployee Directors.

    The Director Plan was adopted by the Board of Directors on January 22, 1996, subject to stockholder approval. The text of the Director Plan is published in this proxy statement as Exhibit A; the following summary is qualified by reference to such text for a more complex statement of its provisions.

    STOCK SUBJECT TO THE DIRECTOR PLAN. The Director Plan provides for the grant of options to acquire up to a total of 50,000 shares of Common Stock, to be granted to nonemployee directors who do not provide separate consulting services to the Company for a fee or who are not employed by or affiliated with an entity that provides such services to the Company ("Nonemployee Directors").

    TERMS AND CONDITIONS OF STOCK OPTION GRANTS.  Pursuant to the Director
Plan, each Nonemployee Director in office on January 22, 1996, the date the Director Plan was adopted by the Board of Directors, will receive an automatic grant of a number of non-qualified stock options determined by dividing $25,000 by the market price of the Common Stock on that date. Thereafter, each Nonemployee Director will receive, upon his or her initial election and annually upon reelection, an automatic grant of a number of nonqualified stock options determined by dividing $25,000 by the market price of the Common Stock on the date of grant. The exercise price of the stock options will be the closing market price of the Common Stock on the date of grant. Options granted under the Director Plan are fully vested at the time of grant. The options have a ten-year life but cannot be exercised later than thirty-six months after termination of service as a Director. Current Nonemployee Directors will receive their automatic grant upon reelection at this year's annual stockholder's meeting.

    TAX CONSEQUENCES. The stock options granted under the Director Plan are taxed pursuant to rules under Section 83 of the Internal Revenue Code of 1986, as amended (the "Code"). A Director will not be deemed to receive any income at the time an option is granted nor will the Company be entitled to a deduction at that time. When any part of an option is exercised, the Director will be deemed to have received ordinary income in an amount equal to the difference between the option price and the fair market value at the time of exercise of the shares to which the option pertains. The Company will be entitled to a tax deduction in an amount equal to the amount of ordinary income realized by the Director.

    RESTRICTIONS ON TRANSFER. Options granted under the Director Plan are not transferable or assignable other than (i) by will or the laws of descent and distribution or (ii) to the extent permitted by Rule 16b-3 under the Exchange Act as then applicable to the Company's employee benefit plans, by gift or other transfer to either (a) any trust or estate in which the original optionee or such person's spouse or other immediate family member has a substantial benefit interest or (b) a spouse or other immediate family member.

    ELECTION TO RECEIVE STOCK IN LIEU OF CASH COMPENSATION. Each Eligible Director may elect to reduce all or a portion of the cash compensation otherwise payable for his or her services as a director, including the annual retainer and any fees payable for serving on the Board of Directors or a committee of the Board, by a specified dollar amount or percentage and to receive in lieu thereof a number of shares of Common Stock equal in value to the amount of the reduction divided by the fair market value of the Common Stock on the date the cash compensation would have been paid.

    CAPITAL ADJUSTMENTS. In the event of any split or consolidation of shares or any like capital adjustment or any stock dividend, the number and price per share of shares covered by unexercised options will be proportionately adjusted. Upon a merger (other than a merger of the Company in which a proportionate ownership of the Company prior to the merger is the same as the proportionate ownership of the surviving corporation), consolidation, acquisition of property or stock, separation, reorganization or liquidation of the Company as a result of which stockholders of the Company receive cash, stock or other property in exchange for or in connection with their shares, (i) all cash compensation that the director has elected to receive in shares of Common Stock will be immediately paid in cash and (ii) the Director will have the right immediately prior to such event to exercise all options in total, regardless of when the option would otherwise be exercisable. To the extent an option is not exercised, it will terminate unless it is assumed by the successor corporation in a merger.

               THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE 1996 STOCK OPTION PLAN FOR NONEMPLOYEE DIRECTORS.

                ITEM 3 - RATIFICATION OF SELECTION OF ALCIDE AUDITORS

    The Board of Directors, upon the recommendation of the Company's Audit Committee, has appointed Arthur Andersen LLP as the Company's certified independent public accountants for the 1997 fiscal year. It is not expected that a representative from Arthur Andersen LLP will attend the Annual Meeting.

    THE BOARD OF DIRECTORS RECOMMENDS APPROVAL, AND UNLESS MARKED TO THE CONTRARY, PROXIES RECEIVED FROM THE STOCKHOLDERS WILL BE VOTED IN FAVOR THEREOF.

                                    ANNUAL REPORT

    The annual report of the Company for the year ended May 31, 1996 including audited financial statements and all other information required to be included in the Company's annual report on Form 10-K are being mailed concurrently to stockholders of record.

                                ITEM 4 - OTHER MATTERS

    The Board of Directors does not know of any business which will be presented at the Meeting other than those matters set forth in the accompanying Notice of Meeting. If any other matters are properly presented at the Meeting for action, it is intended that the persons named in the accompanying form of proxy and acting thereunder will vote in accordance with their best judgment on such matters.

                                STOCKHOLDER PROPOSALS

    The 1997 Annual Meeting of Stockholders is presently scheduled to be held on October 15, 1997. Under rules promulgated by the Securities and Exchange Commission, stockholders who desire to submit proposals for inclusion in the Proxy Statement of the Board of Directors to be utilized in connection with the 1997 Annual Meeting of Stockholders must submit such proposals to the secretary of the Company no later than April 24, 1997.

                                                                       EXHIBIT A

                                  ALCIDE CORPORATION
                   1996 STOCK OPTION PLAN FOR NONEMPLOYEE DIRECTORS


                                 SECTION 1.  PURPOSES

    The purposes of the Alcide Corporation 1996 Stock Option Plan for Nonemployee Directors (the "Plan") are to attract and retain the services of experienced and knowledgeable nonemployee directors for Alcide Corporation (the "Company") and to provide added incentive to such directors by providing an opportunity for stock ownership in the Company.


                              SECTION 2.  ADMINISTRATION

    The administrator of the Plan (the "Plan Administrator") shall be the Board of Directors of the Company (the "Board"). Subject to the terms of the Plan, the Plan Administrator shall have the power to construe the provisions of the Plan, to determine all questions arising hereunder and to adopt and amend such rules and regulations for the administration of the Plan as it may deem desirable.


                        SECTION 3.  SHARES SUBJECT TO THE PLAN

    Subject to adjustment in accordance with Section 6 hereof, the total number of shares of the Company's common stock (the "Common Stock") which may be issued under the Plan is 50,000, as such Common Stock was constituted on the effective date of the Plan (the "Shares"). The Shares shall be shares currently authorized but unissued or subsequently acquired by the Company and shall include shares representing the unexercised portion of any option granted under the Plan which expires or terminates without being exercised in full.


                               SECTION 4.  ELIGIBILITY

    Each member of the Board elected or appointed who is not otherwise an employee of the Company or any parent or subsidiary corporation, and who does not receive compensation from the

Company or any parent or subsidiary of the Company for services as a consultant or in any capacity other than as a director, or who is not employed by or affiliated with an entity that provides such services to the Company (an "Eligible Director") shall be eligible to participate in the Plan.


                            SECTION 5.  GRANTS OF OPTIONS


         5.1  ORIGINAL GRANTS

    Each person who is an Eligible Director on January 22, 1996, the date of adoption of the Plan by the Board, shall automatically receive the grant of an option to purchase that number of Shares calculated by dividing $25,000 by the closing price on the date of such adoption as reported on the Nasdaq National Market on the date of such adoption or, if no Common Stock was traded on such date, on the next preceding day on which Common Stock was so traded.



         5.2  ANNUAL GRANTS

    Commencing with the 1996 Annual Meeting of Shareholders, each Eligible Director continuing service as an Eligible Director immediately following an Annual Meeting of Shareholders shall, immediately following such Annual Meeting, automatically receive the grant of an option to purchase that number of Shares calculated by dividing $25,000 by the closing price on the date of such Annual Meeting of Shareholders as reported on the Nasdaq National Market on the day the option is granted or, if no Common Stock was traded on such date, on the next preceding day on which Common Stock was so traded.


         5.3  AVAILABILITY OF SHARES

    No Shares shall be issued under the Plan if the effect of such issuance would be to obligate the Company to issue more Shares than are reserved under
Section 3. If insufficient Shares are reserved under Section 3 to fully fund one or more grants to be made under Section 5 on the same date of grant, then the Shares available shall be divided by the number of Eligible Directors then entitled to a grant and each such Eligible Director shall be granted an option for that number of Shares.

                     SECTION 6.  TERMS AND CONDITIONS OF OPTIONS

    Each option granted to an Eligible Director under the Plan (such an Eligible Director, an "Optionee") and the issuance of Shares thereunder shall be subject to the following terms:


         6.1  OPTION AGREEMENT

    Each option shall be evidenced by an option agreement (an "Agreement") duly executed on behalf of the Company. Each Agreement shall comply with and be subject to the terms and conditions of the Plan. Any Agreement may contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Plan Administrator.


         6.2  OPTION EXERCISE PRICE

    The option exercise price for an option shall be the closing price as reported on the Nasdaq National Market on the day the option is granted or, if no Common Stock was traded on such date, on the next preceding day on which Common Stock was so traded.


         6.3  VESTING AND EXERCISABILITY

    Each option granted hereunder shall be fully vested and immediately exercisable on the date of grant, subject to shareholder approval of the Plan.


         6.4  TIME AND MANNER OF EXERCISE OF OPTION

    Each option may be exercised in whole or in part at any time and from time to time, subject to Shareholder approval of the Plan; PROVIDED, HOWEVER, that no fewer than 100 Shares purchasable under the option (or the remaining Shares then purchasable under the option, if less than 100 Shares) may be purchased upon any exercise of any option hereunder and that only whole Shares will be issued pursuant to the exercise of any option.

    Any option may be exercised by giving written notice, signed by the person exercising the option, to the Company stating the number of Shares with respect to which the option is being exercised, accompanied by payment in full for such Shares, which payment may be in whole or in part (a) in cash or by check, (b) in shares of Common Stock already owned for at least six months by the person exercising the option, valued at fair market value at the time of such exercise, or (c) by delivery of a properly executed exercise notice, together with irrevocable instructions to a broker, to properly deliver to the Company the amount of sale or loan proceeds to pay the exercise price, all in accordance with the regulations of the Federal Reserve Board.


         6.5  TERM OF OPTIONS

    Each option shall expire ten years from the date of the granting thereof.

    In the event that an Optionee ceases to be a director of the Company for any reason, the options granted to such Optionee may be exercised by him or her only within thirty-six months after the date such Optionee ceases to be a director of the Company.


         6.6  Transferability

    During an Optionee's lifetime, an option may be exercised only by the Optionee or a permitted assignee of the Optionee (as provided below), and options granted under the Plan and the rights and privileges conferred thereby shall not be subject to execution, attachment or similar process and may not be transferred, assigned, pledged or hypothecated in any manner (whether by operation of law or otherwise) other than by will or by the applicable laws of descent and distribution or, to the extent permitted by applicable law and Rule 16b-3 promulgated under Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (i) designation by the Optionee in writing during the Optionee's lifetime of a beneficiary to receive and exercise options in the event of the Optionee's death or (ii) by gift or other transfer of an option to a spouse or other immediate family member or to any trust or estate in which the original Optionee or such Optionee's spouse or other immediate family member has a substantial interest, except that any option so assigned or transferred shall be subject to all the same terms and conditions contained in the instrument evidencing the option. Any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of any option under the Plan or of any right or privilege conferred thereby, contrary to the provisions of the Plan, or the sale or levy or any attachment or similar process upon the rights and privileges conferred hereby, shall be null and void.


         6.7  Holding Period

    Any sales by persons subject to Section 16 of the Exchange Act of shares of Common Stock obtained upon the exercise of any option granted under the Plan within six months after the date the option was granted may result in short-swing profit recovery under Section 16(b) of the Exchange Act.

          SECTION 7.  ELECTION TO RECEIVE STOCK IN LIEU OF CASH COMPENSATION

    Commencing on January 22, 1996, each Eligible Director may elect to reduce all or a portion of the cash compensation otherwise payable for services to be rendered by him or her as a director (including the annual retainer and any fees payable for serving on the Board or a Committee of the Board, but excluding any expense reimbursement) by a specified dollar amount or a percentage of such retainer and/or fees and to receive in lieu thereof a whole number of Shares equal in value to the amount of the reduction divided by the fair market value of the Common Stock on the date the cash compensation would have been paid.
Such Shares shall be delivered to each such Eligible Director as soon as practicable after the date the cash compensation would have been paid. The value of any fractional Shares shall be paid to the Eligible Director in cash on the date the Shares are delivered.

    Any such election shall be made in writing on a form provided by the Company and shall state the dollar amount or percentage by which the Eligible Director desires to reduce the cash compensation.


                SECTION 8.  ADJUSTMENTS UPON CHANGES IN CAPITALIZATION


         8.1  Recapitalization

    The aggregate number and class of shares which may be issued under the Plan, the number and class of shares covered by each outstanding option and the exercise price per share thereof (but not the total price), and the number and class of shares that may be made subject to options as set forth in Section 5 of the Plan, shall all be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock of the Company resulting from a split or consolidation of shares or any like capital adjustment, or the payment of any stock dividend.


         8.2  Effect of Liquidation or Reorganization

    Upon a merger (other than a merger of the Company in which the holders of shares of Common Stock immediately prior to the merger have the same proportionate ownership of shares of Common Stock in the surviving corporation immediately after the merger), consolidation, acquisition of property or stock, separation, reorganization (other than a mere reincorporation or the creation of a holding company) or liquidation of the Company, as a result of which the shareholders of the Company receive cash, stock or other property in exchange for or in connection with their shares of Common Stock, then (i) the exercisability of each option outstanding under the Plan shall be automatically accelerated so that each such option shall, immediately prior to the specified effective date for any such transaction, become fully exercisable with respect to the total number of shares of Common Stock purchasable under such option and may be exercised for all or any portion of such shares and (ii) all cash compensation which has been earned by an Eligible Director who has elected to receive Shares in lieu of cash compensation but which has not yet been converted into Shares, shall be paid immediately in cash. To the extent an option is not exercised, it shall terminate, except that in the event of a merger in which shareholders of the Company receive capital stock of another corporation in exchange for their shares of Common Stock, such unexercised option shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation. Any such assumed or equivalent option shall be fully exercisable with respect to the total number of shares purchasable under such option.


         8.3  Fractional Shares

    In the event of any adjustment in the number of shares covered by any option, any fractional shares resulting from such adjustment shall be disregarded and each such option shall cover only the number of full shares resulting from such adjustment.


                                 SECTION 9.  EXPENSES

    All costs and expenses of the adoption and administration of the Plan shall be borne by the Company; none of such expenses shall be charged to any participant in the Plan.



                        SECTION 10.  AMENDMENT AND TERMINATION

    The Board may amend, terminate or suspend the Plan at any time, in its sole and absolute discretion; PROVIDED, HOWEVER, that if required to qualify the Plan under Rule 16b-3 under Section 16(b) of the Exchange Act, no amendment may be made more than once every six months that would change the amount, price, timing or vesting of the options, other than to comply with changes in the Internal Revenue Code of 1986, as amended, or the rules and regulations thereunder; PROVIDED FURTHER that if required to qualify the Plan under Rule 16b-3, no amendment that would

                        (a) materially increase the number of Shares that may be issued under the Plan,

                        (b) materially modify the requirements as to eligibility for participation in the Plan,

                        (c) materially increase the benefits accruing to participants under the Plan, or

                        (d) otherwise require Shareholder approval under any applicable law or regulation shall be made without the approval of the Company's shareholders.



                              SECTION 11.  MISCELLANEOUS


               11.1  Participant's or Successor's Rights as Shareholder

    Neither an Optionee nor the Optionee's successor in interest shall have any rights as a shareholder of the Company with respect to any Shares subject to an option granted to such person until such person becomes a holder of record of such Shares. An Eligible Director who has made an election to receive Shares in lieu of cash compensation shall not have any rights as a shareholder of the Corporation until such cash compensation is converted into Shares and such person becomes a holder of record of such Shares.


         11.2  Limitation as to Directorship

    Neither the Plan, nor the granting of an option, nor the making of an election to receive Shares in lieu of cash compensation, nor any other action taken pursuant to the Plan shall constitute or be evidence of any agreement or understanding, express or implied, that an Eligible Director has a right to continue as a director for any period of time or at any particular rate of compensation.


         11.3  Regulatory Approval and Compliance

    The Company shall not be required to issue any certificate or certificates for Shares upon the exercise of an option granted under the Plan, or pursuant to an Eligible Director's election to receive Shares in lieu of cash compensation or to record as a holder of record of Shares the name of the individual exercising an option under the Plan, or the individual who has made an election to receive stock in lieu of cash compensation without obtaining to the complete satisfaction of the Company the approval of all regulatory bodies deemed necessary by the Company, and without complying, to the Company's complete satisfaction, with all rules and regulations under federal, state or local law deemed applicable by the Company.


         11.4  Compliance With Rule 16b-3

    It is the intention of the Company that the Plan and the transactions under the Plan comply in all respects with the requirements for exemption under Rule 16b-3 promulgated under Section 16(b) of the Exchange Act and, to the extent required by Rule 16b-3, that Plan participants remain disinterested persons ("Disinterested Persons") for purposes of administering other employee benefit plans of the Company and having such other plans be exempt from
Section 16(b) of the Exchange Act. Therefore, if any Plan provision is later found not to be in compliance with Rule 16b-3 or if any Plan provision would disqualify Plan participants from remaining Disinterested Persons, that provision shall be deemed null and void, and in all events the Plan shall be construed in favor of its meeting the requirements of Rule 16b-3.


                       SECTION 12.  EFFECTIVE DATE AND DURATION

    The Plan shall be effective upon the date of approval by the Company's Board. The Plan shall continue in effect unless it is terminated by action of the Board or the Company's shareholders, but such termination shall not affect the then-outstanding terms of any options.

    ADOPTED BY THE COMPANY'S BOARD OF DIRECTORS ON JANUARY 22, 1996 AND SUBMITTED FOR APPROVAL BY THE COMPANY'S SHAREHOLDERS ON OCTOBER 15, 1996.

                                  ALCIDE CORPORATION
                       8561 154th Avenue NE, Redmond, WA 98052

             This Proxy is Solicited on Behalf of the Board of Directors for the Annual Meeting of the Stockholders, October 15, 1996


    The undersigned hereby appoints John P. Richards and Norman N. Mintz as proxies each with power of substitution in each of them, to vote for and on behalf of the undersigned at the Annual Meeting of the Stockholders of the Company to be held on October 15, 1996, and at any adjournment thereof, upon matters properly coming before the meeting, as set forth in the related Notice of Meeting and Proxy Statement, both of which have been received by the undersigned. Without otherwise limiting the general authorization given hereby, said proxies are instructed to vote as follows:

1. Election of the Board's nominees for Directors.
                   (THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR")

  [ ]  FOR all nominees listed below      [ ]  WITHHOLD AUTHORITY to vote for
       (except as marked to the contrary       all nominees listed below
       below)

Nominees:  Thomas L. Kempner, Joseph A. Sasenick, William G. Spears, Aaron
           Stern, M.D., Pd.D. and Kenneth N. May, Ph.D.

INSTRUCTION: To withhold authority to vote for any individual nominee listed above, write that nominee's name in the space provided below.

2. Approval of the 1996 Stock Option Plan for Nonemployee Directors.
                   (THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR")

                 FOR  [ ]       AGAINST  [ ]       ABSTAIN  [ ]

3. Ratification of the selection of Arthur Andersen LLP as the independent auditors of the Company for the fiscal year ending May 31, 1997.
                   (THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR")

                 FOR  [ ]       AGAINST  [ ]       ABSTAIN  [ ]

   In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Meeting.

   This proxy when properly executed will be voted in the manner directed herein by the undersigned holder.

   If no direction is made, this proxy will be voted for Proposals 1, 2 and 3.

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                       -----------------------------------
                                       Signature

                                       -----------------------------------
                                       Signature if held jointly

                                       Dated:                        , 1996
                                              -----------------------

                                       PLEASE MARK, SIGN, DATE AND RETURN THE
                                       PROXY CARD PROMPTLY USING THE ENCLOSED
                                       ENVELOPE